Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-179035 on Form S-8 and Registration Statement Nos. 333-185760 and 333-185846 on Forms S-3 of our reports dated January 29, 2015, relating to the consolidated financial statements and financial statement schedule of Comstock Mining Inc. and subsidiaries, and the effectiveness of Comstock Mining Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Comstock Mining Inc. for the year ended December 31, 2014.

/s/ DELOITTE & TOUCHE LLP

Salt Lake City, Utah
January 29, 2015

Member of
Deloitte Touche Tohmatsu